As filed with the Securities and Exchange Commission on November 16, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-40394	Form S-8 Registration Statement No. 333-99807

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-07801	Form S-8 Registration Statement No. 333-145391

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-135458	Form S-8 Registration Statement No. 333-07799
UNDER THE SECURITIES ACT OF 1933

LEGACY VULCAN CORP.
(Exact name of registrant as specified in its charter)

New Jersey	63-0366371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Urban Center Drive Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)
Vulcan Materials Company 1996 Long-Term Incentive Plan
Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan
Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan
Vulcan Materials Company Thrift Plan for Salaried Employees
Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan
Vulcan Materials Company Deferred Stock Plan for Nonemployee Directors
(Full title of the plan)

William F. Denson, III, Esq.
Senior Vice President and General Counsel
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
(Name and address of agent for service)
(205) 298-3000
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements of the Registrant (as defined herein).
     Registration Statement on Form S-8 (File No. 333-07801), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company 1996 Long-Term Incentive Plan.
     Registration Statement on Form S-8 (File No. 333-135458), pertaining to the registration of 3,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan.
     Registration Statement on Form S-8 (File No. 333-99807), pertaining to the registration of 200,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan, amending (1) Registration Statement on Form S-8 (File No. 333-40498), pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan, (2) Registration Statement on Form S-8 (File No. 333-01633), pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan, and (3) Registration Statement on Form S-8 (File No. 33-28398), pertaining to the registration of 89,243 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Construction Materials Division Hourly Employees Savings Plan.
     Registration Statement on Form S-8 (File No. 333-40394), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Thrift Plan for Salaried Employees, amending (1) Registration Statement on Form S-8 (File No. 333-01631), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Thrift Plan for Salaried Employees, and (2) Registration Statement on Form S-8 (File No. 33-24051), pertaining to the registration of 239,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Thrift Plan for Salaried Employees.
     Registration Statement on Form S-8 (File No. 333-145391), pertaining to the registration of 25,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company 401(k) and Profit Sharing Retirement Plan.
     Registration Statement on Form S-8 (File No. 333-07799), pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable under the Registrant’s Vulcan Materials Company Deferred Stock Plan for Nonemployee Directors.
     The plans identified above are collectively referred to as the “Plans.”
     As a result of the consummation on November 16, 2007 of the transactions contemplated by the Agreement and Plan of Merger, as amended, dated as of February 19, 2007 (the “Merger Agreement”), by and among Legacy Vulcan Corp., formerly known as Vulcan Materials Company (“Registrant”), Florida Rock Industries, Inc. (“Florida Rock”), Vulcan Materials Company, formerly known as Virginia Holdco, Inc. (“Vulcan”), Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc., each outstanding share of common stock of the Registrant was automatically converted into one share of common stock of Vulcan, and Vulcan assumed the obligations (including outstanding equity awards) under the plans set forth on the cover page hereto.
     In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on November 16, 2007.

LEGACY VULCAN CORP.
By:	/s/ Donald M. James
Donald M. James
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald M. James		November 16, 2007

Donald M. James	Chairman, Chief Executive
Officer and Director
(Principal Executive Officer)

/s/ Daniel F. Sansone		November 16, 2007

Daniel F. Sansone	Senior Vice President
Chief Financial Officer and Director
(Principal Financial Officer)

/s/ Ejaz A. Khan		November 16, 2007

Ejaz A. Khan	Vice President, Controller
Chief Information Officer and Director
(Principal Accounting Officer)

/s/ Guy M. Badgett, III		November 16, 2007

Guy M. Badgett, III	Director

/s/ Ronald G. McAbee		November 16, 2007

Ronald G. McAbee	Director

/s/ Danny R. Shepherd		November 16, 2007

Danny R. Shepherd	Director

/s/ J. Wayne Houston		November 16, 2007

J. Wayne Houston	Director

/s/ Robert A. Wason, IV		November 16, 2007

Robert A. Wason, IV	Director

/s/ William F. Denson, III		November 16, 2007

William F. Denson, III	Director